Exhibit 4.57

AMENDMENT NO. 4 TO REVOLVING LINE OF CREDIT AND
TERM LOAN AGREEMENT

This Amendment No. 4 to Revolving Line of Credit and Term Loan Agreement (this “Agreement”) is by and between RBS Citizens, National Association, having a lending office at 28 State Street, Boston, MA 02109 (the “Lender”) and National Investment Managers Inc., a Florida corporation having an address of 545 Metro Place South, Suite 100, Dublin, OH 43017 (the “Borrower”).

R E C I T A L S

A.
Reference is hereby made to a certain Revolving Line of Credit and Term Loan Agreement, dated as of November 30, 2007, by and between Borrower and Lender, as amended by (i) a certain Amendment No. 1 to Term Loan Agreement, dated March 31, 2008, (ii) a certain Amendment No. 2 to Term Loan Agreement, dated June 30, 2008, and (iii) a certain Amendment No. 3 to Term Loan Agreement, dated June 30, 2008 (as amended, the “Loan Agreement”). The loan obligations of Borrower to Lender are further evidenced by (i) a certain Term Promissory Note, dated November 30, 2007, from the Borrower to the Lender in the maximum principal amount of up to $13,000,000.00, as amended by a certain Amendment No. 1 and Allonge to Term Promissory Note, dated as of June 30, 2008, increasing the maximum principal amount to $15,000,000.00 and (ii) a certain Revolving Line of Credit Note, dated November 30, 2007, from the Borrower to the Lender in the maximum principal amount of $2,000,000.00 (together and as amended, the “Notes”). All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.

B.
Borrower has requested that Lender advance a Term Loan Advance to fund the Financed Acquisition of Alan N. Kanter & Associates, Inc., a Maryland corporation with its principal place of business at 31 Walker Avenue, 2nd Floor, Baltimore, MD 21208 (the “Subsidiary”).

C.
Lender has agreed to advance such Term Loan Advance for the Financed Acquisition, provided that Borrower joins with Lender in the execution of this Agreement and satisfies the conditions precedent for the Financed Acquisition set forth herein, including, without limitation, the execution by the Subsidiary of a Guaranty of the Loans.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower hereby agree as follows:

1.
The Lender hereby consents to the acquisition of the Subsidiary on the terms set forth in a certain Stock Purchase Agreement, dated as of June 30, 2008, among the Borrower, the Subsidiary, and Alan N. Kanter, and the acquisition of the Subsidiary shall be deemed to be a Permitted Acquisition.

Amendment No. 4 to Revolving Line of Credit and Term Loan Agreement	Page 1 of 7

2.	To evidence that the Subsidiary is an additional Guarantor of the Loans, Schedule A to the Loan Agreement is hereby deleted in its entirety and the attached new Schedule A is substituted therefor.

3.
Lender and Borrower hereby agree that, as a result of the acquisition of the Subsidiary as an Acquired Entity (as defined in the Loan Agreement), the updated calculation of Acquired EBITDA shall be as set forth on the table attached hereto as Schedule 1(a) “Acquired EBITDA” which Schedule shall be considered incorporated into and part of the Loan Agreement. The calculations set forth on Schedule 1(a) “Acquired EBITDA” are hereby intended to supersede and replace any prior agreements between Lender and Borrower as to the calculation of Acquired EBITDA.

4.	As a condition of this Agreement, Borrower shall at the time of execution of this Agreement:

(a)	reimburse Lender for its-out-of pocket costs in connection with this Agreement and the Modification Documents (as defined below), including reasonable legal fees and expenses incurred by Lender;

(b)	deliver to Lender the following documents in form and substance reasonably satisfactory to Lender or, if applicable, as required by the terms and conditions of the Loan Agreement:

(i)	an Amendment No. 3 to Stock Pledge executed by Borrower;

(ii)	an Amendment No. 4 to Intercreditor Agreement executed by Borrower and by Junior Lender;

(iii)	a Stock Power certificate executed in blank by Borrower in favor of Lender with respect to the stock of the Subsidiary;

(iv)	a Perfection Certificate executed by the Subsidiary;

(v)	a Guaranty in favor of Lender executed by the Subsidiary; and

(vi)	a Security Agreement executed by the Subsidiary in favor of Lender.

The foregoing documents and any additional documents executed herewith, together with this Agreement, shall be referred to herein as the “Modification Documents”; and

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(c)	satisfy and/or be in compliance with the Financed Acquisition Conditions on the date hereof and at the time of the advance by Lender of the Term Loan Advance contemplated hereby.

5.
Borrower hereby represents and warrants that: (i) its representations and warranties set forth in the Loan Agreement are true in all material respects on and as of the date hereof as if made on such date (except to the extent that the same expressly relate to an earlier date or are affected by the consummation of transactions permitted hereby or by the Agreement); (ii) it is in compliance in all material respects with all of the terms and provisions set forth in the Loan Agreement on its part to be observed or performed; (iii) after giving effect to any extension of credit to be made on the date hereof, no Event of Default or Default Event has occurred and is continuing; (iv) since the date of the financial statements most recently provided to Lender by Borrower, there has occurred no material adverse change in the assets or liabilities or the financial or other condition of Borrower; (v) it has full power to execute, deliver and perform its obligations under the Modification Documents and the execution, delivery and performance of the Modification Documents have been authorized and directed by the appropriate parties; (vi) the Modification Documents constitute the legal, valid and binding obligations of Borrower and/or the Subsidiary, as applicable, enforceable in accordance with their terms; (vii) the execution, delivery and performance thereof will not violate any provision of any existing law or regulation applicable to Borrower or the Subsidiary or their respective governing documents or of any order or decree of any court, arbitrator or governmental authority or of any contractual undertaking to which either is a party or by which either may be bound; and (viii) no consents, licenses, approvals or authorizations of, exemptions by or registrations or filings with, any governmental authority are required with respect to the Modification Documents.

6.
If Borrower fails to comply with all the terms and conditions of the Modification Documents, such failure shall constitute a default under this Agreement and an Event of Default under the Loan Agreement and other Loan Documents.

7.
No other changes shall be made to the Loan Agreement, and Borrower reaffirms its obligations under the Loan Documents (as amended hereby) in their entirety. This Agreement is not intended to extinguish or affect any of the debt evidenced by the Notes or to otherwise modify any of the obligations under any of the Loan Documents, except as amended hereby. Borrower hereby reaffirms that Borrower remains indebted to Lender without defense, counterclaim or offset and hereby releases Lender from any and all claims or other causes of action which Borrower may have against Lender with respect to the Loans and the Loan Documents.

8.
This Agreement is made in the Commonwealth of Massachusetts and shall be construed in accordance with its laws without regard to principles of conflicts of laws. If any provision hereof is in conflict with any statute or rule of law of the Commonwealth of Massachusetts or any other statute or rule of law of any other applicable jurisdiction or is otherwise unenforceable, such provisions shall be deemed null and void only to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Agreement.

Amendment No. 4 to Revolving Line of Credit and Term Loan Agreement	Page 3 of 7

9.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other parties shall be a beneficiary hereunder. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

10.
This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Signatures delivered by facsimile transmission shall have the same force and effect as original signatures delivered in person.

[Signatures on following page]

Amendment No. 4 to Revolving Line of Credit and Term Loan Agreement	Page 4 of 7

EXECUTED under seal as of the 16th day of July, 2008.

LENDER:

RBS CITIZENS, NATIONAL ASSOCIATION

/s/ Imran S. Bora	By:	/s/ David Bugbee
Witness	Name:	David Bugbee
	Title:	Senior Vice President

BORROWER:

NATIONAL INVESTMENT MANAGERS INC.

/s/ John Schroepfer	By:	/s/ John M. Davis
Witness	Name:
Title:

Amendment No. 4 to Revolving Line of Credit and Term Loan Agreement	Page 5 of 7

SCHEDULE A

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SCHEDULE 1(A)

“ACQUIRED EBITDA”

Applicable Time Period	For the four fiscal quarter period ending June 30, 2008, an amount equal to:	For four fiscal quarter period ending September 30, 2008, an amount equal to:	For the four fiscal quarter period ending December 31, 2008, an amount equal to:	For the four fiscal quarter period ending March 31, 2009, an amount equal to:
Acquired EBITDA for CIAS	$363,945	$259,518	$124,842	N/A

Acquired EBITDA for Alaska Pension Services, Ltd.	$244,402	$209,640	$(16,159)	$33,760

Acquired EBITDA for Alan N. Kanter & Associates, Inc.	$340,815	$245,824	176,270	156,008

Total Acquired EBITDA for Applicable Time Period	$949,162	$714,982	$284,953	$189,768

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